Exhibit 23.1

KPMG LLP Suite 1100 1000 Walnut Street Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-274747) on Form S-3 and (Nos. 333-98335, 333-116622, 333-137629, 333-139167, and 333-170653) on Form S-8 of The J. M. Smucker Company of our report dated February 21, 2023, with respect to the consolidated financial statements of Hostess Brands, Inc. and Subsidiaries, which report appears in the Form 8-K/A of The J. M. Smucker Company dated January 24, 2024.

/s/ KPMG LLP

Kansas City, Missouri

January 24, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.